Exhibit 99.1

TECHNOLOGY RESEARCH CORPORATION and
TOWER MANUFACTURING CORPORATION SETTLE INFRINGEMENT LAW SUITS

CLEARWATER, FLORIDA, January 3, 2007 - Robert S. Wiggins, Chairman, President and Chief Executive Officer of Technology Research Corporation (TRC), (NASDAQ-TRCI), today announced that Technology Research Corporation and Tower Manufacturing Corporation have settled, on mutually agreeable terms, their civil actions filed in the United States District Court for the Middle District of Florida and the United States District Court for the District of Rhode Island, respectively. Under the terms of the settlement, both cases are to be dismissed and royalty-bearing cross licensing arrangements have been entered into under Tower’s 5,943,199 patent and TRC’s 6,292,337 patent, with the net effect for each party’s past sales resulting in TRC receiving $3.2 million paid over a two year period.

Technology Research Corporation designs, manufactures and markets electrical safety products that save lives, protect people from serious injury from electrical shock and prevent electrical fires in the home and workplace. These products have worldwide application. The Company also supplies power monitoring and control equipment to the United States Military and its prime contractors.

“Safe Harbor” Statement: Certain statements made in this press release are forward looking in nature and, accordingly, are subject to risks and uncertainties. The actual results may differ materially from those described or contemplated.

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